Exhibit 99.2

Oracle Buys NetSuite

Frequently Asked Questions by Employees

On July 28, 2016, Oracle announced that it had entered into an agreement to acquire NetSuite.

The purpose of this FAQ document is to inform you of the acquisition-related activities and how they may impact you. At the closing of the transaction, Oracle will provide NetSuite employees with more comprehensive FAQs that are region-specific.

We need your help and expertise to ensure that the integration planning process, and ultimately the integration itself, will be successful so that NetSuite employees, customers, and partners will reap the benefits of the proposed combination. Answers to these questions are general in nature, and exceptions may exist depending on an individual’s circumstances and will be communicated to those affected if applicable.

INFORMATION ABOUT THE PROPOSED ACQUISITION AND INTEGRATION PLANNING

What are the key milestones for the integration and when do you expect they will happen?

Integration planning began immediately after the acquisition was announced, and will continue through the closing. Planning at NetSuite includes representatives from multiple areas at the company. Until close, NetSuite will continue to operate and function as a separate, independent company. NetSuite employees should continue to focus on ensuring customer success and on executing their NetSuite job responsibilities.

What is the expected close date?

We expect to close the transaction in 2016, subject to NetSuite stockholders tendering a majority of NetSuite’s outstanding shares and vested equity incentive awards in the tender offer, certain regulatory approvals and other customary closing conditions.

How will I be kept informed about the status of the proposed acquisition and integration activities?

We are committed to sharing information as soon as we have it. We plan to provide periodic communications to all employees about the progress of the transaction and integration planning.  We will also conduct leadership meetings, with Directors and above, to share updates, communication plans and address questions and concerns. Participants in the leadership meetings will be expected to share updates with their teams.

Where can I find information about the proposed acquisition that I can share with NetSuite customers and partners?

Oracle and NetSuite are complementary and will coexist in the market place forever.  We intend to invest heavily in both products and expect increased adoption, as Oracle’s global scale and reach will better enable NetSuite to accelerate the availability of its cloud solutions in more industries and more countries.  We are excited for our customers and partners to learn about the expected benefits of the proposed transaction and encourage you to direct them to view the most current information at www.netsuite/oracle.

HOW THE PROPOSED ACQUISITION MAY IMPACT YOU

When will I know if I will get an offer to join Oracle?

This is an expansion transaction and Oracle values the expertise and skills of our employees. For US employees, we anticipate offers will be delivered shortly after the transaction closes. More information will be available as we get closer to the anticipated close date. The employee transition process will differ in other countries and will follow local laws and regulations.

Will I have to relocate?

Your place of employment is expected to continue to be your existing location or at a nearby Oracle office. Oracle also supports work from home arrangements for those who are eligible.

Will I get credit for my tenure at NetSuite?

Yes, your tenure at NetSuite will carry over to Oracle, for the purposes of your existing NetSuite equity awards and most Oracle benefits.

What benefits are offered by Oracle?

Oracle continually reviews benefits offerings within each local market to ensure that its benefits are competitive in each country and within the industry. Benefits vary by country but generally Oracle offers medical coverage, paid time off/leaves and savings plans.

When will my existing benefits change?

Employees will continue on NetSuite benefits post the closing of the transaction. The transition to Oracle benefits will vary by country and information regarding transition timelines will be provided at the close of the transaction. We understand that benefits are important, and there will be no gap in insurance coverage.

What happens if someone has already requested a leave or vacation?

Oracle values work life balance and offers a number of different paid time off programs for the benefit of employees.  Oracle’s paid time off programs vary by country, but include programs such as caregiver leave, vacation, sick time, bereavement, jury duty and military service.  Employees who have requested time off, for any reason, should continue to follow NetSuite’s practices and policies.

Will I still receive a bonus under the existing bonus plan I have with NetSuite?

Employees remain eligible to receive bonuses in accordance with the terms and conditions of the existing NetSuite bonus plans, so long as they are employed at NetSuite at the time of payment.

What will happen to my options, RSUs and restricted stock awards?

The vesting of your options, RSUs and restricted stock awards is unaffected by the announcement and future vesting will continue on the existing schedule following the closing. All unvested options, RSUs, and restricted stock awards that you hold at the time of the closing of the transaction will roll over into an equivalent number of unvested Oracle options, RSUs or restricted stock awards, as applicable, based on the average closing price of Oracle’s stock on five days preceding the closing date relative to the $109.00 NetSuite stock price. All vested options, RSUs, and restricted stock awards will be converted into the right to receive $109.00 per share (less any applicable option exercise price).

Can I continue to trade in NetSuite common stock while the transaction is waiting to close?

Yes, you can continue to trade in NetSuite common stock unless you have been notified by our Stock Administrator that you are restricted from trading due to regular blackout periods or other reasons including being in possession of material inside information.

Does Oracle have an ESPP?

Yes. Oracle’s Employee Stock Purchase Plan (ESPP) allows Oracle employees to purchase Oracle common stock at a discount from the market price. Details regarding this program are provided prior to each scheduled enrollment period. Enrollment periods are in September and March of each year.

Does Oracle offer technical and professional development training for its employees?

Similar to NetSuite, Oracle believes that investment in the professional development of its employees is key to achieving its goals. Oracle offers a variety of technical, professional, and leadership development learning options. You can learn more about these programs as we move further through the integration process.

I have to travel for business. What process should I follow?

You should continue to use the NetSuite travel program and guidelines until you are notified otherwise.

Where can I find out more information about Oracle?

There are several resources available to you at this time:

•                  At oracle.com you can find a wealth of information on Oracle’s strategy, history, and products. You can also watch videos of Oracle leadership and learn more about customer success stories.  You can also learn more about Oracle’s Corporate Responsibility Culture.

•                  In the Life at Oracle video series, you can hear from employees who came to Oracle from an acquisition and an employee who never thought she would like to work for a big company.

•                  You can also connect to Oracle on Twitter at @CareersAtOracle and #lifeatOracle.

What resources are available if I have more questions?

Our goal is to provide you with the most up-to-date information we have about the status of the transaction and what to expect as we work toward closing and the integration. For employee-related information, go to the NetSuite intranet, talk to your manager, or contact your HR Business Partner.

INTERNAL AND CONFIDENTIAL FOR NETSUITE EMPLOYEES ONLY

Cautionary Statement Regarding Forward-Looking Statements

Any statements made in this communication that are not statements of historical fact, including statements about the expected timetable for completing the transaction and the potential effects of the acquisition on both Oracle and NetSuite, are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations and should be evaluated as such. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “intends” and other similar words. Forward-looking statements include statements that may relate to Oracle’s or NetSuite’s plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions and the satisfaction of the conditions to closing of the proposed transaction. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements with respect to NetSuite, see the discussion of risks and uncertainties in NetSuite’s annual report on Form 10-K for the fiscal year ended December 31, 2015, other reports NetSuite files under the Securities and Exchange Commission (the “SEC”), as well as the tender offer documents to be filed by Oracle and its acquisition subsidiary and by NetSuite. The forward-looking statements contained in this communication are made as of the date that the communication is issued, and NetSuite undertakes no obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.

Additional Information and Where to Find It

In connection with the proposed acquisition, Oracle will commence a tender offer for all of the outstanding shares of NetSuite. The tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of NetSuite, nor is it a substitute for the tender offer materials that Oracle and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time that the tender offer is commenced, Oracle and its acquisition subsidiary will file tender offer materials on Schedule TO with the SEC, and NetSuite will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY NETSUITE’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be made available to NetSuite’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of NetSuite by contacting NetSuite at IR@netsuite.com or by phone at 650.627.1000, or by visiting NetSuite’s website (www.netsuite.com). In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. NETSUITE’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE TRANSACTION.